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                                                                     EXHIBIT 5.1


                        WILSON SONSINI GOODRICH & ROSATI
                            Professional Corporation
                               650 Page Mill Road
                          Palo Alto, California  94304
                             (415) 493-9300 (Phone)
                              (415) 493-6811 (Fax)

                                 June 17, 1997

Board of Directors
New Era of Networks, Inc.
7400 East Orchard Road, Suite 230
Englewood, CO 80111

    We have examined the Registration Statement on Form S-1 (Registration No. 333-20189) filed with the Securities and Exchange Commission (the "Commission") and declared effective on June 17, 1997 (the "Initial Registration Statement") and the Registration Statement on Form S-1 to be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, by you with the Commission on June 18, 1997 (as such may be further amended or supplemented, collectively with the Initial Registration Statement, the "Registration Statements"), in connection with the registration under the Securities Act of 1933, as amended, of up to an aggregate of 529,000 shares (including an over-allotment option granted to the Underwriters to purchase 69,000 shares) of your Common Stock, par value $.0001 per share (the "Shares") to be sold pursuant to the terms of an underwriting agreement (the "Underwriting Agreement") to be entered into by and among the Company, UBS Securities LLC and Cowen & Company, as representatives of the several underwriters. We have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

    Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the Shares to be sold pursuant to the Underwriting Agreement, when such Shares have been delivered against payment therefor as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statements and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statements. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules thereunder. This opinion has been prepared solely for your use in connection with the Registration Statement and should not be quoted in whole or in part or otherwise be referred to, nor be relied upon by, nor be filed with or furnished to any governmental agency or other person or entity, except as otherwise provided in this paragraph, without the prior written consent of this firm.

                                        Very truly yours,
                                        WILSON SONSINI GOODRICH & ROSATI


                                        /s/ Wilson Sonsini Goodrich & Rosati